Exhibit 4.5

DESCRIPTION OF EXCHANGE ACT SECTION 12 REGISTERED SECURITIES
OF CYPRESS SEMICONDUCTOR CORPORATION

This exhibit provides the information required by Item 601(b)(4)(vi) of Regulation S-K regarding the common stock, $0.01 par value per share (the “Common Stock”), of Cypress Semiconductor Corporation (the “Company”). The Common Stock is the Company’s only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, that has not been retired.

The Common Stock is listed on the NASDAQ Global Select Market under the trading symbol “CY” (which listing commenced on or about November 12, 2009). Previously, the Common Stock was listed on the New York Stock Exchange.

The following statements with respect to the capital stock of the Company do not purport to be complete and are qualified in their entirety by reference to the terms of the Company’s Second Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and the Company’s Amended and Restated Bylaws (the “Bylaws”), which are filed as Exhibits 3.1.1, 3.1.2, and 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019 and each of which is incorporated by reference into this exhibit. Additionally, the General Corporation Law of Delaware, as amended (the “DGCL”), may also affect the terms of the Common Stock.

The authorized capital of the Company consists of 650,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $0.01 par value (“Preferred Stock”). No shares of Preferred Stock are currently outstanding.

Description of the Common Stock

Dividends: The holders of outstanding shares of the Common Stock are entitled to receive dividends when and if declared by the Company’s board of directors (the “Board”), subject to the limitations of the DGCL and the Certificate of Incorporation. Such dividends may be paid in cash, property, or in shares of the Company’s capital stock.

Voting Rights: Unless otherwise provided in the Certificate of Incorporation, the Bylaws, the DGCL, or other applicable law, the holders of the Common Stock are entitled to voting rights for the election of directors and for other purposes, subject to voting rights which may in the future be granted to subsequently created series of Preferred Stock. The Bylaws provide that, at any meeting of stockholders, each stockholder has one vote for every share of stock entitled to vote which is registered in the name of the stockholder. The holders of the Common Stock are not entitled to cumulative voting rights as to any election of directors of the Company.

Classes of Directors: The Company has one class of directors and the Certificate of Incorporation does not provide for a classified Board. Except as otherwise provided in the Bylaws, directors are elected at each annual meeting of stockholders to hold office until the next annual meeting and until their respective successors are elected and qualified or until their earlier resignation or removal.

Preferred Stock: The Board has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock may be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future.

Amendment of Certificate of Incorporation and Bylaws: Pursuant to Section 242(b) of the DGCL, the Certificate of Incorporation may be amended by the affirmative vote of a majority of the outstanding stock entitled to vote thereon. The Bylaws may be altered, amended or repealed, and new bylaws may be adopted, by the Board.

Provisions of the Charter or Bylaws that could delay, defer, or prevent a Change of Control: The issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change of control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of the Common Stock. Further, the provisions of the Company’s charter documents described below may have the effect of delaying or preventing changes in control or management. In addition, the Company’s charter documents do not permit cumulative voting, which may make it more difficult for a third party to gain control of the Board.

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Special Meeting of Stockholders: The Bylaws provide that special meetings of the stockholders of the Company for any purposes prescribed in the notice of meeting may be called by the Board, the Chairman of the Board, the President, or by one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent of the votes at that meeting.

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Written Consent of Stockholders: The Certificate of Incorporation does not restrict the ability of the stockholders to take action without a meeting, without prior notice, and without a vote if a consent in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

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Proposals and Nominations: The Bylaws provide that at an annual meeting of the stockholders, only business that has been properly brought before the meeting shall be conducted. To be properly brought before an annual meeting, business must be brought pursuant to the corporation’s proxy materials with respect to such meeting, by or at the direction of the Board, or by a stockholder of the corporation who is a stockholder of record at the time of the giving of the notice provided for in the Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and has timely complied in proper written form with the notice procedures set forth in this the Bylaws. In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to our Bylaws and applicable law.

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